Exhibit 99.1

Severance Agreement with Karen A. Hamilton, Executive Vice President and Chief Lending Officer

August 3, 2011

Ms. Karen A. Hamilton

XXX XXXXXXXXXX XXXX

XXXXXXXXX XXXXXX, XX XXXXX

Dear Karen:

This letter sets forth our agreement regarding the severance payable to you in the event Suffolk County National Bank (the “Bank”) terminates your employment under the circumstances described below during the period commencing on the date of your employment as Executive Vice President and Chief Lending Officer, which was May 16, 2011, and ending on the one year anniversary thereof (the “Protected Period”).

In the event of a termination of your employment by the Bank without “cause” (and other than due to your disability) during the Protected Period, you will be entitled to a lump sum payment composed of two parts, the first of which is equal to the product of (i) the sum of your annual salary (as set forth in the letter from the Bank to you dated May 2, 2011), and (ii) a fraction, the numerator of which shall be the number of full months remaining in the Protected Period as of your date of termination, and the denominator of which shall be 12 (the “Severance Payment”); and the second of which is equal to your guaranteed first year bonus (also as detailed in the letter of May 2, 2011). Your right to the Severance Payment will be contingent upon your execution and delivery within 45 days of your termination of employment (and non-revocation) of a release of claims in the form requested by the Bank (the “Release”). The Severance Payment will be paid to you in cash within ten days of the date on which a timely delivered Release becomes irrevocable.

For purposes of this letter, “cause” shall mean (i) your indictment for, or plea of guilty or “no contest” to, a felony or any violation of law in connection with the performance of your duties or involving the Bank or its affiliates; (ii) your commission of an act of fraud or theft, or your material dishonesty, in connection with the performance of your duties to the Bank or its affiliates; (iii) your failure to perform, or negligence in the performance of, the duties reasonably assigned to you, or your failure to comply with the material terms of any agreement between the Bank or any of its affiliates and you or any written policies or codes of conduct of the Bank, which failure or neglect continues for more than fifteen (15) days after you receive written notice thereof from the Bank providing reasonable detail of the asserted failure or neglect (and which is not due to a physical or mental impairment).

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If this letter correctly sets forth our agreement, please return a signed copy of this letter to the Corporate Secretary at the Bank.

Sincerely,

Suffolk County National Bank

By:	/s/ Joseph A. Gaviola
Name: Joseph A. Gaviola
Title: Vice Chairman

Accepted and agreed to this

3 day of August 2011.

/s/ Karen A. Hamilton
Karen A. Hamilton